Exhibit 4.2

Execution Version

OPtion AGREEMENT

This Option Agreement (this “Agreement”) is dated as of December 19, 2024, between Jupiter Gold Corporation, a Republic of the Marshall Islands corporation, with an address at Rua Antônio de Albuquerque, 156, Suite 1720, Belo Horizonte, MG 30112-010, Brazil (the “Jupiter Gold”), and Atlas Lithium Corporation, a Nevada corporation (NASDAQ: ATLX), with address at Rua Antônio de Albuquerque, 156, 17th floor, Belo Horizonte, MG 30112-010, Brazil (the “Atlas Lithium”).

WHEREAS, Jupiter Gold is a subsidiary of Atlas Lithium, and as of the date of this Agreement, Atlas Lithium owns approximately 33.55% of the issued and outstanding shares of common stock of Jupiter Gold.

WHEREAS, Atlas Lithium desires to grant Jupiter Gold, and Jupiter Gold desires to purchase from Atlas Lithium, an option to acquire one hundred percent (100%) of the shares of Brazil Mineral Resources Corporation, a Republic of the Marshall Islands corporation and a wholly-owned subsidiary of Atlas Lithium, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby

W I T N E S S E T H :

Article I

Definitions

Section 1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Atlas Lithium’s Board” means the board of directors of Atlas Lithium.

“Atlas Lithium Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(a).

“Atlas Lithium Required Approvals” shall have the meaning ascribed to such term in Section 3.1(d).

“Atlas Lithium’s Special Committee” means a special committee of Atlas Lithium’s Board created for the purpose of evaluating the transactions contemplated hereunder.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Company” means Brazil Mineral Resources Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of Atlas Lithium.

“Commission” or the “SEC” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of Jupiter Gold, par value of $0.001 per share, designated as Common Stock in Jupiter Gold’s Articles of Incorporation, as amended and restated from time to time, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Jupiter Gold’s Board” means the board of directors of Jupiter Gold.

“Jupiter Gold Material Adverse Effect” shall have the meaning assigned to such term in Section 3.2(a).

“Jupiter Gold Value Per Share” means $0.6266, which is the VWAP of Common Stock for the Trading Day period which began on November 7, 2024, the day after the announcement of the merger between Jupiter Gold and Apollo Resources Corporation, and ended on December 13, 2024.

“Jupiter Gold Required Approvals” shall have the meaning ascribed to such term in Section 3.1(d).

“Jupiter Gold’s Special Committee” means a special committee of Jupiter Gold’s Board created for the purpose of evaluating the transactions contemplated hereunder, among other items.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit or proceeding before a court, other applicable governmental entity or arbitrator, whether commenced or threatened.

“Royalty” shall have the meaning ascribed to such term in Section 2.4.

“Royalty Agreement” shall have the meaning ascribed to such term in Section 2.4.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tenements” means the mineral rights owned by, or being formally transferred to, the Company or any of its subsidiaries as of the date of this Agreement.

“Trading Day” means a day on which the Trading Market is open for trading.

“Trading Market” means the OTCQB, a platform of OTC Markets.

“Transfer Agent” means West Coast Stock Transfer, Inc. the current transfer agent of the Company.

“VWAP” means the daily volume weighted average price of Jupiter Gold’s Common Stock as reported by otcmarkets.com.

Article II

OPTION TO PURCHASE

Section 2.1 Option to Purchase. Atlas Lithium grants Jupiter Gold the exclusive right and option (the “Option”) pursuant to which Jupiter Gold shall have the right but not the obligation to purchase and Atlas Lithium shall have the obligation to sell to Jupiter Gold 100% of the equity interest in the Company (the “Equity Sale”) upon such terms and subject to such conditions to be set forth in a separate purchase agreement to be entered between the parties at the time of the Option exercise (the “Option Exercise”). The Option is exercisable no earlier than the filing by Jupiter Gold of a Form F-1 registration statement with the SEC, in connection with uplisting of Jupiter Gold’s Common Stock onto the Nasdaq Capital Markets LLC (“Nasdaq”), and within 12 months thereafter (the “Option Term”). If Jupiter Gold does not exercise the Option within the Option Term, the Option will automatically expire at midnight (New York City Time) on the last day of the Option Term, unless the parties to this Agreement mutually agree to extend the Option Term in writing.

Section 2.2 Option Exercise Price. In connection with the Option Exercise, Jupiter Gold shall pay to Atlas Lithium total consideration in the amount of US$ 8,000,000.00 (the “Option Consideration”) as provided in Section 2.3 herein. Atlas Lithium’s Board receive a fairness opinion on the Agreement prepared by Scalar LLC, an independent evaluation firm..

Section 2.3 Exercise of the Option. During the Option Term, Jupiter Gold may deliver to Atlas Lithium (i) a written notice (a “Preliminary Option Notice”) indicating that Jupiter Gold proposes to exercise the Option and (ii) a proposed form of Purchase Agreement in accordance with Section 2.1 herein (the “Initial Draft Agreement”). The parties hereto shall thereafter use their best efforts for the thirty (30) Business Day period following the date of Atlas Lithium’s receipt of the Initial Draft Agreement to finalize and execute a definitive purchase agreement and consummate the Equity Sale. At Atlas Lithium’s discretion, the Option Consideration shall be payable in either (i) cash which shall be delivered by wire transfer of immediately available funds to the Company’s bank account set forth on the Company’s wire transfer instructions ; (ii) shares of Jupiter Gold’s Common Stock at Jupiter Gold Value Per Share ; or (iii) a combination of cash and stock (any shares of Jupiter Gold’s Common Stock issuable as a result of clause (ii) or (iii) of this Section 2.3, shall be referred to as the “Securities”). The purchase and sale of the Securities pursuant to this Section 2.3 and the issuance and delivery of the Securities to Atlas Lithium shall take place virtually at the offices of Jupiter Gold, at 10:00 a.m. Easter Daylight Time, within two (2) Business Days following the satisfaction or waiver of the terms and conditions set forth in Section 2.7 (which time and place are referred to in this Agreement as the “Closing Date”).

Section 2.4 Royalty. Following Jupiter Gold’s Option Exercise, Atlas Lithium shall be entitled to a perpetual royalty of one point five percent (1.5%) of the gross revenues from any of the Tenements (the “Royalty”). The Royalty shall be subject to the terms and conditions of a royalty agreement to be mutually negotiated and (entered into by and between Jupiter Gold and Atlas Lithium on the date of Jupiter Gold’s Option Exercise.

Section 2.5 Consideration for the Option Grant. As consideration for entering into this Agreement and Atlas Lithium’s granting of the Option to Jupiter Gold, within two Business Days of entering into the Agreement, Jupiter Gold shall take all the necessary steps to issue Atlas Lithium shares of Jupiter Gold’s Common Stock (the “Option Consideration”) equal to $500,000 divided by the Jupiter Gold Value Per Share. The purchase and sale of the Option Consideration pursuant to this Section 2.5 shall occur virtually at the offices of Jupiter Gold, at 10:00 a.m. Easter Daylight Time, within two (2) Business Days following the signing of this Agreement (which time and place are referred to in this Agreement as the “Effective Date”).

Section 2.6 Deliveries.

(a) On or prior to the Effective Date, Jupiter Gold shall deliver or cause to be delivered to Atlas Lithium the following:

(i) a copy the resolutions adopted by Jupiter Gold’s Board Special Committee recommending the transactions contemplated hereunder to Jupiter Gold’s Board;

(ii) a copy the resolutions adopted by Jupiter Gold’s Board authorizing the transactions hereunder; and

(iii) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to issue to Atlas Lithium the Option Consideration on and as of the Effective Date.

As promptly as practicable after the Effective Date, Jupiter Gold shall present Atlas Lithium with evidence from Jupiter Gold’s Transfer Agent of the issuance to Atlas Lithium of the Option Consideration on and as of the Effective Date.

(b) On or prior to the Effective Date, Atlas Lithium shall deliver or cause to be delivered to Jupiter Gold the following:

(i)	a copy of resolutions adopted by Atlas Lithium’s Board Special Committee recommending the transactions contemplated hereunder to Atlas Lithium’s Board;

(ii)	a copy of resolutions adopted by the Audit Committee of Atlas Lithium’ Board approving the related party transactions contemplated hereunder, and

(iii)	a copy of the resolutions adopted by Atlas Lithium’s Board, authorizing the transactions hereunder.

Section 2.7 Signing Conditions.

(a) The obligations of Atlas Lithium hereunder in connection with the signing of this Agreement are subject to the following conditions being met:

(i) Jupiter Gold’s representations and warranties contained herein shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Jupiter Gold Material Adverse Effect, in all respects) as of the date of this Agreement (unless as of a specific date therein in which case they shall be accurate as of such date); and

(ii) the delivery by Jupiter Gold of the items set forth in Section 2.6(a) of this Agreement.

(b) The respective obligations of Jupiter Gold hereunder in connection with the signing of this Agreement are subject to the following conditions being met:

(i) the representations and warranties of Atlas Lithium contained herein shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Atlas Lithium Material Adverse Effect, in all respects) as of the date of this Agreement (unless as of a specific date therein in which case they shall be accurate as of such date); and

(ii) the delivery by Atlas Lithium of the items set forth in Section 2.6(b) of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Atlas Lithium. Atlas Lithium hereby makes the following representations and warranties to Jupiter Gold as of the date hereof:

(a) Organization and Qualification. Atlas Lithium and the Company are entities duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or organization, with the requisite power and authority to own and use their properties and assets and to carry on their business as currently conducted. Atlas Lithium and the Company are neither in violation nor default of any of the provisions of their respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Atlas Lithium and the Company are duly qualified to conduct business and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Atlas Lithium or the Company, taken as a whole, or (iii) a material adverse effect on Atlas Lithium’s or the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Atlas Lithium Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. Atlas Lithium has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Atlas Lithium and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Atlas Lithium and no further action is required by Atlas Lithium, Atlas Lithium’s Board (and/or any applicable committee thereof) or Atlas Lithium’s stockholders, or any of its governing bodies or equity holders, in connection herewith or therewith other than in connection with Atlas Lithium Required Approvals. This Agreement to which Atlas Lithium is a party has been (or upon delivery will have been) duly executed by Atlas Lithium and, when delivered by any other parties thereto in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Atlas Lithium enforceable against Atlas Lithium in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by Atlas Lithium of this Agreement , the issuance of Jupiter Gold’s shares as part of the Option Consideration, the anticipated Equity Sale and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Atlas Lithium’s or the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, as amended to date or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or other encumbrance upon any of the properties or assets of Atlas Lithium or the Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing an Atlas Lithium or a Company debt or otherwise) or other understanding to which Atlas Lithium or the Company is a party or by which any property or asset of Atlas Lithium or the Company is bound or affected, or (iii) subject to Atlas Lithium Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Atlas Lithium or the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of Atlas Lithium or the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in an Atlas Lithium Material Adverse Effect.

(d) Filings, Consents and Approvals. Atlas Lithium is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Atlas Lithium of this Agreement other than any notices required to be filed with Nasdaq (collectively, the “Atlas Lithium Required Approvals”).

(e) Purchase for Own Account. Atlas Lithium understands that the Option Consideration to be received by it have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Atlas Lithium’s right to sell the Option Consideration pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws). Atlas Lithium is acquiring the Option Consideration hereunder in the ordinary course of its business and Atlas Lithium also represents that it has not been formed for the specific purpose of acquiring the Option Consideration.

(f) Atlas Lithium Status. At the time Atlas Lithium was offered the Option Consideration in exchange for the Option grant, it was, and as of the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(g) Experience of Atlas Lithium. Atlas Lithium, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Option Consideration, and has so evaluated the merits and risks of such investment. Atlas Lithium is able to bear the economic risk of an investment in the Option Consideration and, at the present time, is able to afford a complete loss of such investment.

(g) General Solicitation. Atlas Lithium is not receiving the Option Consideration as a result of any advertisement, article, notice or other communication regarding the Option Consideration published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to Atlas Lithium’s knowledge, any other general solicitation or general advertisement.

Section 3.2 Representations and Warranties of Jupiter Gold. Jupiter Gold hereby makes the following representations and warranties to Atlas Lithium as of the date hereof:

(a) Organization and Qualification. Jupiter Gold is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Jupiter Gold is neither in violation nor default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. Jupiter Gold is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Jupiter Gold, taken as a whole, or (iii) a material adverse effect on Jupiter Gold’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Jupiter Gold Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. Jupiter Gold has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of this Agreement by Jupiter Gold and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Jupiter Gold and no further action is required by Jupiter Gold, Jupiter Gold’s Board (and/or any applicable committee thereof) or Jupiter Gold’s stockholders in connection herewith or therewith other than in connection with Jupiter Gold Required Approvals. This Agreement has been (or upon delivery will have been) duly executed by Jupiter Gold and, when delivered by any other parties thereto in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Jupiter Gold enforceable against Jupiter Gold in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by Jupiter Gold of this Agreement , the sale of the Option Consideration and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Jupiter Gold’s certificate or articles of incorporation, bylaws or other organizational or charter documents, as amended to date or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or other encumbrance upon any of the properties or assets of Jupiter Gold, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Jupiter Gold debt or otherwise) or other understanding to which Jupiter Gold is a party or by which any property or asset of Jupiter Gold is bound or affected, or (iii) subject to Jupiter Gold Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Jupiter Gold is subject (including federal and state securities laws and regulations), or by which any property or asset of Jupiter Gold is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Jupiter Gold Material Adverse Effect.

(d) Filings, Consents and Approvals. Jupiter Gold is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Jupiter Gold of this Agreement, other than any notices required to be filed with any applicable trading market and the issuance and delivery of the Option Consideration by Jupiter Gold to Atlas Lithium in consideration to the Option and any filings as are required to be made under applicable federal and state securities laws (collectively, the “Jupiter Gold Required Approvals”).

(e) Access to Information. Jupiter Gold acknowledges that it has had the opportunity to review this Agreement (including all exhibits and schedules thereto) and the filings made by Atlas Lithium and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Atlas Lithium concerning the Company and the Tenements; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the transactions contemplated hereby; and (iii) the opportunity to obtain such additional information that Atlas Lithium or the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the transactions contemplated hereby.

Article IV

OTHER AGREEMENT OF THE PARTIES

Section 4.1 Indemnification. Each of Atlas Lithium, on the other hand, and Jupiter Gold on the other hand (as applicable, the “Indemnitor”), will indemnify and hold Jupiter Gold and Atlas Lithium, respectively (as applicable, the “Indemnitee”), and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Indemnitee (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Indemnitee Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Indemnitee Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Indemnitor in this Agreement or (b) any action instituted against the Indemnitee Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Indemnitor who is not an Affiliate of such Indemnitee Parties, with respect to any of the transactions contemplated by this Agreement (unless such action is based upon a breach of such Indemnitee Party’s representations, warranties or covenants under this Agreement or any agreements or understandings such Indemnitee Parties may have with any such stockholder or any violations by such Indemnitee Parties of state or federal securities laws or any conduct by such Indemnitee Parties which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Indemnitee Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnitee Party shall promptly notify the Indemnitor in writing, and the Indemnitor shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnitee Party. Any Indemnitee Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnitor in writing, (ii) the Indemnitor has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnitor and the position of such Indemnitee Party, in which case the Indemnitor shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Indemnitor will not be liable to any Indemnitee Party under this Agreement (y) for any settlement by such Indemnitee Party effected without the Indemnitor’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to such Indemnitee Party’s breach of any of the representations, warranties, covenants or agreements made by such Jupiter Gold in this Agreement. The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Indemnitee Party against the Indemnitor or others and any liabilities the Indemnitor may be subject to pursuant to law.

Article V

MISCELLANEOUS

Section 5.1 Entire Agreement. This Agreement , together with the exhibits and schedules thereto, contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 5.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto or (b) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service. The address for such notices and communications is set forth on the signature pages to this Agreement, and for any electronic communication shall be as follows:

(i)	if to Atlas Lithium to:

Atlas Lithium Corporation

Attn: Marc Fogassa

Email: mf@atlas-lithium.com

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

500 Eighth Street, NW

Washington, DC 20004

Attn: Era Anagnosti

Email: era.anagnosti@us.dlapiper.com

(ii)	if to Jupiter Gold to:

Jupiter Gold Corporation

Attn: Rodrigo Menck

Email: rodrigo.menck@jupitergoldcorp.com

With a copy (which will not constitute notice) to:

Disclosure Law Group

600 West Broadway, Suite 700

San Diego, CA 92101

Attn: Daniel W. Rumsey

Email: drumsey@disclosurelawgroup.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other Party.

Section 5.3 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 5.4 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 5.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party.

Section 5.6 Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEVADA AS APPLIED TO AGREEMENTS AMONG NEVADA RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEVADA, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party hereto shall commence a proceeding to enforce any provisions of this Agreement, then, in addition to the obligations under Section 4.1, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

Section 5.7 Survival. The representations and warranties contained herein shall survive until the Option Exercise or the end of the Option Term, whichever occurs first.

Section 5.8 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 5.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 5.10 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Jupiter Gold and Atlas Lithium will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 5.11 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

Section 5.12 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to comment on and revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in this Agreement shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

Section 5.13 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

[JUPITER GOLD’S SIGNATURE PAGE TO THE

OPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Jupiter Gold Corporation

Address for Notice:
Rua Antônio de Albuquerque, 156, Suite 1720, Belo Horizonte, MG 30112-010, Brazil

By:	/s/ Rodrigo Menck
Name:	Rodrigo Menck
Title:	Chief Financial Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR JUPITER GOLD FOLLOWS]

[ATLAS LITHIUM’S SIGNATURE PAGE TO THE
OPTION AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Option Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Atlas Lithium Corporation

Address for Notice:
Rua Antônio de Albuquerque, 156, 17th floor, Belo Horizonte, MG 30112-010

By:	/s/ Marc Fogassa
Name:	Marc Fogassa
Title:	Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]